EXHIBIT 10.6
Agreement No.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into by and between Tekelec, a California corporation with its principal place of business located at 5200 Paramount Parkway, Morrisville, NC 27560 (“Tekelec”), and Yusun (Susie) Kim Riley, a resident of the State of Massachusetts (“Consultant”), and shall be effective as of August 1, 2011 (the “Effective Date”).

RECITALS

A.        Subject to the terms and conditions set forth herein, Consultant is willing to provide to Tekelec the services described herein.

B.        Subject to the terms and conditions set forth herein, Tekelec desires to retain Consultant to provide the services described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tekelec and Consultant agree as follows:

CONSULTANCY.    Tekelec hereby retains Consultant, and Consultant hereby accepts such retention, to perform certain Services (hereinafter defined) for Tekelec upon the terms and subject to the conditions set forth herein.

DUTIES. Consultant’s primary duties and responsibilities under this Agreement shall be those duties and responsibilities set forth on Exhibit A attached hereto and incorporated herein by reference and such other duties and responsibilities as may be agreed to in writing from time to time by Consultant and Tekelec (collectively, the “Services”). Consultant agrees to perform such Services diligently and to the best of her abilities and to make herself available during the Term to perform such Services. Within thirty (30) days following the end of each calendar month during the Term, Consultant shall provide to Tekelec a statement setting forth in reasonable detail a description of the Services performed by Consultant hereunder during the preceding calendar month.

COMPENSATION.

1.1      For Services.    In consideration for Consultant’s performance of the Services, Tekelec agrees to compensate Consultant at the rate and on the terms set forth on Exhibit A attached hereto. Consultant shall not be entitled to receive any compensation or benefits in connection with Consultant’s performance of Services hereunder except as expressly provided in Exhibit A or in this Article 3.

1.2      Expenses.    Tekelec shall reimburse Consultant for such actual and reasonable out-of-pocket expenses (e.g., transportation, lodging. meals and telecom expenses) that are directly incurred by Consultant in rendering Services hereunder. All claims for expenses

CONFIDENTIAL INFORMATION

shall be accompanied by receipts and documented in writing and subject to approval in accordance with Tekelec’s standard procedures as such exist from time to time. Tekelec agrees to reimburse Consultant for such expenses no later than thirty (30) days after Tekelec’s receipt of an invoice together with reasonable documentation evidencing such expenses.

1.3      Invoicing.    Except as otherwise provided for in Exhibit A, all invoices shall be payable within thirty (30) days after Tekelec’s receipt of an undisputed invoice from Consultant for Services performed, which invoices shall be provided on a monthly basis and shall set forth the Days of Services performed during the preceding month and a description in reasonable detail of the Services performed.

Invoices should have a cover page containing the following items:

—	Consultant’s Letterhead / Logo with Address
—	Banking or Payment Remittance Information
—	Invoice Number and Date
—	Total Invoice Amount
—	Break-down of Expense Cost
—	Date(s) for Work Performed
—	Consultant Name(s)

All invoices shall be accompanied by receipts (as applicable), be documented in writing in accordance with Tekelec’s then current procedures, and include the following:

—	Legible receipts for expenses and allowable charges
—	Copy of flight itinerary with pricing if air travel is utilized
—	Completed Tekelec timesheet sent to manager
—	Tekelec manager approval for each included timesheet & documentation of pre-approval for expenses

Any invoices missing the above items may be rejected and will require re-submittal. Consultant must provide invoices to Tekelec within forty-five (45) days after the completion of the applicable Services.

TERMINATION.

1.4      Term.    This Agreement shall commence as of the Effective Date and continuing through 11 December 2011 (the “Term”) unless terminated in accordance with this Article 4.

1.5      Termination for Breach.    Either party may terminate this Agreement immediately if the other party materially breaches any provision of this Agreement, and the breaching party has not cured such breach within thirty (30) days of written notice of such breach.

1.6      Termination for Convenience.  Either party may terminate this Agreement for her or its convenience and for any reason by providing the other party with thirty (30) days written notice of termination pursuant to Article 11 below.

CONFIDENTIAL INFORMATION

1.7      Return of Property.  Upon termination or expiration of this Agreement, or earlier if Tekelec requests, Consultant shall return to Tekelec all Tekelec property (including any property of Tekelec affiliates) in her possession or under her custody or control, including both originals and copies whether in paper or electronic form, and including but not limited to, all finance and accounting records, corporate credit cards, automobiles, keys, and access cards, call cards, cellular or mobile telephones, parking permits, computer hardware (including but not limited to all personal computers, laptop computers, and personal data assistants, and the contents therein, as well as any passwords or codes needed to operate such equipment), computer software and programs, data, diskettes, materials, papers, books, memoranda, correspondence, notes, documents, records, lists, photographs, manuals, handbooks, notebooks, program listings, flowcharts, policies, procedures, and Proprietary Information.

1.8      Survival. Upon the termination or expiration of this Agreement for any reason, neither party shall have any further rights or obligations hereunder, except that all obligations which by their construction or nature would reasonably be understood to continue beyond the termination or expiration of this Agreement shall survive such termination or expiration, including without limitation, Articles 5, 9, and 10 of this Agreement. No termination or expiration of this Agreement shall release either party from any obligation to pay the other party any amounts which accrued prior to the date of termination or expiration of this Agreement.

CONFIDENTIALITY.

1.9      Proprietary Information.    For purposes of this Agreement “Proprietary Information” shall mean any and all information, trade secrets, technical data, designs or know-how relating in any way to the business, operations, services or products of Tekelec and disclosed by or on behalf of Tekelec to Consultant or of which Consultant may obtain knowledge or gain access to as a result of Consultant’s her retention by Tekelec hereunder, whether or not designated by or on behalf of Tekelec hereunder as confidential or proprietary, including, but not limited to, information, trade secrets, technical data, designs or know-how relating to or consisting of marketing information, plans or strategies, research, new products (in whole or in part), product development, inventions, processes, specifications, formats, designs, drawings, diagrams, artwork, film, tooling, dies, product samples, documentation, customer information, pricing information, procedures, data, concepts, ideas and instructions of Tekelec. Proprietary Information also includes any information of the types described above which Tekelec obtains from another party and which Tekelec treats as proprietary or designates as confidential, whether or not owned or developed by Tekelec. Proprietary Information does not include any information, trade secrets, technical data, designs or know-how which (i) is already in the possession of Consultant at the time that such items are disclosed or furnished by or on behalf of Tekelec to Consultant other than under the provisions of a separate nondisclosure agreement, (ii) is developed by the Consultant independently, without the use of any Proprietary Information of Tekelec, or (iii) through no fault of Consultant, becomes publicly known from another source that is under no obligation of confidentiality to the Tekelec. Consultant understands and acknowledges that the Proprietary Information has been developed or obtained by Tekelec through the investment of significant time, effort and expense, and that the Proprietary Information provides Tekelec with a significant competitive advantage in its business.

CONFIDENTIAL INFORMATION

1.10    Limited Disclosure during Consultancy.    Notwithstanding the provisions of Section 5.1 above, the parties agree that during the term of this Agreement, neither party shall disclose to the other party any information that is patentable, technology related or that constitutes trade secrets under applicable law.

1.11    Use Limitations.    Consultant agrees not to use any Proprietary Information for her own use or for any purpose whatsoever, except as necessary solely in connection with the performance of Services for Tekelec under this Agreement.

1.12    Non-Disclosure.    Consultant agrees to hold in strict confidence the Proprietary Information and not to disclose the Proprietary Information to any third parties, except such employees of Consultant who have a legitimate need to know the Proprietary Information for the purpose of Consultant’s performance of Services hereunder and who agree in writing to maintain the confidentiality of the Proprietary Information and to not use such Proprietary Information except for the limited purpose expressly authorized by this Agreement. Consultant further agrees that it shall use such degree of care as is reasonable and necessary to protect and safeguard the confidentiality of such Proprietary Information and to prevent it from falling into the public domain or the possession of unauthorized persons, and warrants that such degree of care is at least equal to the degree of care that Consultant uses to protect and safeguard its own highly confidential information. Should Consultant become aware of any unauthorized disclosure, misappropriation or misuse by any person of any Proprietary Information or of any breach of this Article 5, Consultant agrees to promptly advise Tekelec in writing of such disclosure, misappropriation, misuse or breach. The limitations contained in Sections 5.3 and 5.4 hereof shall apply for two years from the termination date hereof.

1.13    Protection of Proprietary Information.    In the event that Consultant is requested or required (in legal proceedings, governmental investigations or other similar process) to disclose any of the Proprietary Information, Consultant shall provide Tekelec with prompt written notice of any such request or requirement so that Tekelec may have an opportunity to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a written waiver from Tekelec, Consultant is nonetheless legally compelled to disclose Proprietary Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Consultant may, without liability hereunder, disclose to such tribunal only that portion of the Proprietary Information which Consultant is legally required to disclose.

1.14    Survival of Consultant’s Preexisting Obligations.    Consultant understands that no provision of this Agreement, including this Article 5, in any way limits or alters Consultant’s obligations under any prior written agreements with Tekelec, including, without limitation, the Non-Competition and Non-Solicitation Agreement entered into as of May 5, 2010 by the parties or the Confidentiality, Intellectual Property, Non-Solicitation, and Non-Competition Agreement dated May 5, 2010 by and between the parties.

1.15    Return of Materials.    Upon Tekelec’s request or upon the termination or expiration of this Agreement for any reason, Consultant shall (i) cease using the Proprietary Information; (ii) promptly return to Tekelec or destroy all Proprietary Information furnished to Consultant, any notes, documents, extracts or analyses which are based upon or derived from such Proprietary Information, and all copies of the foregoing items; and (iii) certify in writing

CONFIDENTIAL INFORMATION

that Consultant has complied with the obligations of this section. Notwithstanding the return or destruction of the Proprietary Information or any termination or expiration of this Agreement, Consultant will continue to be bound by all of its obligations under this Article 5.

1.16    Injunctive Relief.    The parties specifically understand and agree that, because of the unique nature of the Proprietary Information, Tekelec will suffer immediate, irreparable harm in the event Consultant fails to comply with any of its obligations under this Article 5, that monetary damages will be inadequate to compensate Tekelec for such breach and that the Tekelec shall be entitled to seek specific performance, temporary and permanent injunctive relief and other equitable relief as a remedy for any such breach. Such remedies shall not be deemed the exclusive remedies for a breach by Consultant of this Article 5, but shall be in addition to all other remedies available to the Tekelec at law or in equity.

NON-EXCLUSIVITY.    The parties agree that during the Term, Consultant will be free to perform services to such other clients, persons, or companies as Consultant in her reasonable discretion, may determine; provided that any such other services do not interfere with Consultant’s ability to timely and diligently perform the Services (as defined in Exhibit A) hereunder and do not result in any breach of Section 5 (Confidentiality) or any other obligations that Consultant may have to Tekelec.

CONSULTANT’S INTELLECTUAL PROPERTY.    The parties agree that any intellectual property that Consultant may independently develop during the term of this Agreement that is not subject to claims by Tekelec under any written agreements existing between the parties, including, without limitation, those written agreements referenced in Article 7 of the Employment Separation Agreement dated June     , 2011 between the parties (the “Separation Agreement”), or subject to claims by Tekelec under applicable law shall remain Consultant’s sole property to which Tekelec has no right or claim.

EMPLOYEES AND SUBCONTRACTORS. Consultant agrees not subcontract any of the Services hereunder without Tekelec’s express prior written consent, which Tekelec may provide in its sole discretion. Any such consent that Tekelec provides will be subject to Consultant taking all steps necessary or appropriate to bind such subcontractors to the provisions of this Agreement and to insure that none of such subcontractors takes or omits to take any actions which would be a violation of this Agreement if such action or omission had been taken by Consultant. Consultant agrees that it shall be liable for any breach of the terms of this Agreement by any such subcontractor.

LIMITATION OF LIABILITY.

1.17    Limitation of Liabilities.    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN OTHER THAN IN SECTION 5.3, 5.4, 10, or 12.4, UNDER NO CIRCUMSTANCES WILL EITHER PARTY (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES) BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOST PROFITS, BUSINESS, REVENUE, GOODWILL, OR ANTICIPATED SAVINGS, OR THIRD PARTY CLAIMS, EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES OR CLAIMS OCCURRING.

CONFIDENTIAL INFORMATION

1.18    Limitation of Damages.    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN OTHER THAN IN SECTION 5.3, 5.4, 10, or 12.4, UNDER NO CIRCUMSTANCES WILL THE TOTAL LIABILITY OF EITHER PARTY (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES), WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE) OR OTHERWISE, ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT EXCEED THE AMOUNT PAID OR PAYABLE BY TEKELEC TO CONSULTANT UNDER THIS AGREEMENT.

INDEMNITY.    Consultant agrees to defend and indemnify Tekelec and hold Tekelec harmless against all claims, lawsuits, liabilities, losses and damages, as a result of claims in any form by any third party, arising directly out of Consultant’s acts, omissions, representations, or misrepresentations that are grossly negligent or constitute willful misconduct in connection with Consultant’s provision of Services. Tekelec agrees to defend and indemnify Consultant and hold Consultant harmless against all claims, lawsuits, liabilities, losses, damages, costs and expenses (including reasonable attorney and expert witness fees) (collectively “Claims”) as a result of claims in any form by any third party, arising directly out of Tekelec’s acts, omissions, representations, or misrepresentations (including Consultant’s acts on behalf of Tekelec within the scope of the Agreement and at the direction of Tekelec that are not negligent, grossly negligent, or that constitute willful misconduct) in connection with Consultant’s provision of Services.

INDEPENDENT CONTRACTOR.    Consultant is not an agent or employee of Tekelec and is not authorized to act on behalf of Tekelec, or to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Tekelec or to bind Tekelec in any manner. This is a contract for services and does not give rise to a contract of employment. This business relationship is not one of master and servant. Consultant is responsible for its own tax matters, tax reference number and annual accounts. Nothing contained herein shall be deemed or construed as creating a joint venture or partnership between Tekelec and Consultant. Further, it is not the intention of this Agreement or of the parties hereto to confer a third party beneficiary right of action upon any third party or entity whatsoever (including, without limitation, upon any customer), and nothing set forth in this Agreement shall be construed so as to confer upon any third party or entity other than the parties hereto a right of action either under this Agreement or in any manner whatsoever.

MISCELLANEOUS.

1.19    Notices.  Except as expressly provided herein to the contrary, all notices or communications required or permitted hereunder shall be in writing and shall be deemed to have been given and received the earlier of (i) the date the notice is delivered by one party to the other party personally, (ii) the date the notice is delivered to the party’s address by a courier or delivery service of recognized reputation (e.g., FedEx or DHL) which records delivery dates, (iii) the date the notice is received by a party by facsimile transmission, such receipt to be confirmed by a dated message completed confirmation reflecting the facsimile number of the addressee, or (iv) three (3) days after the notice is placed in the mail addressed to the other party at the party’s address, properly stamped, certified or registered mail, return receipt requested. A party’s address shall be as follows or such other address as shall be specified in writing by a party to the other party in accordance with the terms of this section:

CONFIDENTIAL INFORMATION

If to Tekelec:	Tekelec
Attention: Legal Department
5200 Paramount Parkway
Morrisville, NC 27560 USA
Fax: (919) 388-1416

If to Consultant:	Yusun (Susie) Kim Riley

Fax:

1.20    Taxes.  Consultant is solely responsible for paying when due all federal, state, and local income, withholding and other taxes payable or incurred as a result of the compensation paid by Tekelec to Consultant under this Agreement.

1.21    Legal Advice and Construction of Agreement.  Both parties hereto have received independent legal advice with respect to, and neither has relied upon the other (or its advisors) in, entering into this Agreement.

1.22    Entire Agreement.    This Agreement constitutes the entire understanding and agreement between Tekelec and Consultant and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof except for the Separation Agreement, the written agreements intended to survive referenced therein, (including, without limitation, the Non-Competition and Non-Solicitation Agreement entered into as of May 5, 2010 by and between the parties, the Confidentiality, Intellectual Property, Non-Solicitation, and Non-Competition Agreement dated May 5, 2010 by and between the parties) and the written agreements made in connection Tekelec’s acquisition of Camiant, Inc. It is expressly understood and agreed that no employee, or other representative of Tekelec has any authority to bind Tekelec with regard to any statement, representation, warranty or other expression unless the same is specifically set forth or incorporated by reference herein. It is expressly understood and agreed that, there being no expectation to the contrary between the parties hereto, no usage of trade or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the terms of this Agreement or any part hereof.

1.23    Amendment and Waiver.  This Agreement and each provision hereof may be amended, modified, supplemented or waived only by a written agreement executed by an authorized representative of both parties hereto. No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

1.24    Remedies.    Except as otherwise provided herein, no remedy made available to either party hereto by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise.

CONFIDENTIAL INFORMATION

1.25    Governing Law; Venue.  This Agreement and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the laws of the state of North Carolina without regard to its rules on choice of law. Any action or proceeding arising out of, relating to or concerning this Agreement shall be filed in the state courts of Wake County, North Carolina or in the U.S. District Court for the Eastern District of North Carolina. The parties hereby waive the right to object to such location on the basis of venue.

1.26    Compliance with Applicable Law.  Notwithstanding anything herein to the contrary, Consultant shall comply with all applicable international, national, state, regional and local laws and regulations, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 (“FCPA”) and the Export Control Act, as each is amended from time to time, in performing the Services and in any of its dealings with respect to Tekelec and Tekelec’s customers. The FCPA prohibits, among other things, anyone acting on behalf of a US company from offering anything of value to a government or government official, directly or indirectly, for the purpose of obtaining business or favorable treatment. Consultant acknowledges that a copy of the FCPA is located at http://www.justice.gov/criminal/fraud/fcpa and that it has had an opportunity to review and understands the provisions of the FCPA.

1.27    Force Majeure.  Neither party hereto shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of service resulting directly or indirectly from any occurrence beyond such party’s reasonable control and not caused by the negligence of the non-performing party, including without limitation, acts of God, acts or orders of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, shortages of labor or materials, fires, floods, earthquakes, epidemics, other natural catastrophes, transportation contingencies, or shipper or supplier delay (a “Force Majeure Event”), provided that the non-performing party gives prompt notice of such Force Majeure Event to the other party and uses all commercially reasonable efforts to minimize the consequences of such Force Majeure Event, and further provided that, in the event any such delay, failure in performance or interruption of service continues for a period of thirty (30) days, the party other than the non-performing party shall be entitled to terminate this Agreement upon written notice to the non-performing party.

1.28    Successors and Assigns.    Neither party shall assign or transfer this Agreement or any interest herein (including, without limitation, rights and duties of performance) and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the other party., Any prohibited assignment or attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective lawful successors and permitted assigns.

1.29    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument and each party intends that a facsimile of its signature printed by a receiving fax machine or electronically scanned and transmitted shall be regarded as an original signature.

CONFIDENTIAL INFORMATION

1.30    Severability.    In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

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CONFIDENTIAL INFORMATION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

TEKELEC

By:	/s/ Judith Barnett

Name:	Judith Barnett

Title:	VP Human Resources

Date:	July 20, 2011

CONSULTANT

By:	/s/ Yusun (Susie) Kim Riley

Name:	Yusun (Susie) Kim Riley

Date:	19th July 2011

CONFIDENTIAL INFORMATION

EXHIBIT A

1.	Duties and Responsibilities of Consultant (Services):

Subject to her reasonable availability, Consultant shall provide information, advice, assistance, and support to Tekelec with regard to matters reasonably requested by the Chief Executive Officer of Tekelec supporting the transition of duties with respect to her Chief Marketing Officer role or Tekelec’s policy products. During the Term, Consultant shall work under the direction of, and report to, the Chief Executive Officer of Tekelec or to such other person as the Chief Executive Officer may from time to time designate.

2.	Compensation of Consultant:

A.	For the Term:

Consultant shall be paid $2,000 for each Day of Services requested, if any, and provided, and Consultant shall receive reasonable IT support from Tekelec in connection with the provision of the Services.

B.

“Day” shall be defined as any period of 8 hours during which services are provided by Consultant whether provided continuously or in multiple segments. By way of example, if Consultant is asked to perform a task that takes 3 continuous hours, Consultant shall be paid for one Day. If she is asked to perform 2 tasks that take 3 hours each within an 8 hour period, Consultant shall be paid for one Day. If Tekelec asks Consultant to travel and such travel is required during normal business hours, then the travel time will be considered as part of the services rendered by the Consultant.

CONFIDENTIAL INFORMATION